Exhibit 99.1

Cash Tender Offers and Related Consent Solicitation

Commenced for Alliance Data Debt Securities

DALLAS/NEW YORK, October 15, 2007 — Aladdin Merger Sub, Inc. (the “Offeror”) announced today that it has commenced a cash tender offer (the “Tender Offer”) in respect of the 6.00% Senior Notes, Series A, due May 16, 2009 and the 6.14% Senior Notes, Series B, due May 16, 2011 (collectively, the “Notes”) issued by Alliance Data Systems Corporation (“Alliance Data” or the “Company”). The Tender Offer for the Notes is being conducted concurrently with a related consent solicitation (the “Consent Solicitation”) to amend the terms of such Notes and the related Note Purchase Agreement dated as of May 1, 2006 (the “Note Purchase Agreement”). The Tender Offer and Consent Solicitation are being conducted in connection with the previously announced agreement of the Company to be merged with the Offeror pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 17, 2007, among the Company, Aladdin Holdco, Inc. and the Offeror, with the Company continuing as the surviving corporation (the “Merger”). Upon completion of the Merger, the Company will become an affiliate of The Blackstone Group. The completion of the Tender Offer and Consent Solicitation is not a condition to completion of the Merger.

The Tender Offer for the Notes will expire at 8:00 a.m., New York City time, on November 14, 2007, unless extended or earlier terminated by the Offeror in its sole discretion (the “Tender Offer Expiration Date”). Holders who wish to receive the total consideration referred to below must validly tender and not validly withdraw their Notes at or prior to 5:00 p.m., New York City time, on October 26, 2007, unless extended or earlier terminated by the Offeror in its sole discretion (the “Consent Payment Deadline”).

Holders tendering their Notes will be required to consent to proposed amendments to the Notes and to the Note Purchase Agreement, which would, among other things, eliminate substantially all of the restrictive covenants contained in the Notes and the Note Purchase Agreement, eliminate certain events of default and modify or eliminate certain other provisions contained in the Notes and the Note Purchase Agreement. Holders may not tender their Notes in the Tender Offer without also delivering consents and may not deliver consents without also tendering their Notes. Notes tendered pursuant to the Tender Offer may be withdrawn prior to the Consent Payment Deadline but not thereafter.

The total consideration for each $1,000 principal amount of Notes validly tendered and not validly withdrawn pursuant to the Tender Offer is the price (calculated as described in the Offer to Purchase referred to below) equal to (i) the sum of (a) the present value, determined in accordance with standard market practice, on the payment date for purchased Notes of $1,000 on the applicable maturity date for the Notes plus (b) the present value on the scheduled payment date for purchased Notes of the interest that would accrue and be payable from, the last interest payment date prior to such scheduled payment date until the applicable maturity date for the Notes, in each case determined on the basis of a yield to such maturity date equal to the sum of (A) the yield to maturity on the applicable U.S. Treasury Security specified in the table below, as calculated by Credit Suisse Securities (USA) LLC (“Credit Suisse”), as dealer manager, in accordance with standard market practice, based on the bid-side price of such reference security as of 2:00 p.m., New York City time, on October 29, 2007, unless modified by the Offeror in its sole discretion, as displayed on the page of the Bloomberg Government Pricing Monitor specified in the table below or any recognized quotation source selected by Credit Suisse in its sole discretion if the Bloomberg Government Pricing Monitor is not available or is manifestly erroneous plus (B) the Applicable Spread (as shown in the table below), minus (ii) accrued and unpaid interest to, but not including, the scheduled payment date.

The total consideration described above includes a consent payment of $30.00 per $1,000 principal amount of Notes, payable in respect of Notes validly tendered and not validly withdrawn pursuant to the Tender Offer and as to which consents to the proposed amendments are delivered at or prior to the Consent Payment Deadline pursuant to the Consent Solicitation, subject to the terms and conditions of the Tender Offer and Consent Solicitation. Holders of the Notes must validly tender and not validly withdraw Notes pursuant to the Tender Offer at or prior to the Consent Payment Deadline in order to be eligible to receive the applicable total consideration (which includes the consent payment described in the foregoing sentence) for such Notes purchased in the Tender Offer. Holders who validly tender their Notes pursuant to the Tender Offer after the Consent Payment Deadline and at or prior to the Tender Offer Expiration Date will be eligible to receive the tender offer consideration which is an amount, paid in cash, equal to the applicable total consideration less the consent payment.

In each case, holders whose Notes are accepted for payment in the Tender Offer will receive accrued and unpaid interest in respect of such purchased Notes from the last interest payment date to, but not including, the payment date for Notes purchased in the Tender Offer.

The following table summarizes the material terms of the Tender Offer for the Notes:

PPN Nos.	Principal Amount Outstanding	Security Description	Maturity Date	Applicable Spread	Reference Security	Applicable Bloomberg Page	Consent Payment (per $1,000 Principal Amount)
018581A*9	$250,000,000	6.00% Senior Notes, Series A, due May 16, 2009	May 16, 2009	50 bps	4.875% UST due 5/15/09	PX4	$30.00

018581A@7	$250,000,000	6.14% Senior Notes, Series B, due May 16, 2011	May 16, 2011	50 bps	4.875% UST due 4/30/11	PX5	$30.00

In addition, the Company announced today that, pursuant to the terms of the Note Purchase Agreement, it has commenced a cash offer (the “Prepayment Offer”) to prepay all, but not less than all, of the Notes held by each holder of Notes at a price for each $1,000 principal amount of Notes validly tendered and not withdrawn pursuant to the Prepayment Offer equal to $1,000 (the “Prepayment Price”), plus accrued and unpaid interest to, but not including, the date of prepayment. Holders may tender their Notes pursuant to the Tender Offer or the Prepayment Offer but not both.

THE TOTAL CONSIDERATION OFFERED PURSUANT TO THE TENDER OFFER IS EXPECTED TO BE HIGHER THAN THE PREPAYMENT PRICE OFFERED PURSUANT TO THE PREPAYMENT OFFER.

The Prepayment Offer for the Notes will expire at 9:00 a.m., New York City time, on November 14, 2007, unless extended or earlier terminated by the Company in its sole discretion (such date and time, as the same may be modified, the “Prepayment Offer Expiration Date”). Tenders of Notes pursuant to the Prepayment Offer will be irrevocable, absent the Company’s determination that there has been a material adverse change to the Holders in the terms of the Prepayment Offer. Any Notes accepted by the Offeror pursuant to the Tender Offer will be immediately tendered by the Offeror to the Company pursuant to the Prepayment Offer, which tender will occur prior to the Prepayment Offer Expiration Date and prior to the effective time of the Merger. The Company’s acceptance of all Notes tendered to it in the Prepayment Offer will occur prior to the effective time of the Merger. The effective time of the Merger will occur on the same date as the Company’s acceptance of tendered Notes pursuant to the Prepayment Offer.

The Tender Offer and Consent Solicitation are being made independently of the Prepayment Offer and vice versa. The Offeror reserves the right to terminate, withdraw or amend the Tender Offer and Consent Solicitation independently of any termination, withdrawal or amendment of the Prepayment Offer at any time from time to time. The Company reserves the right to terminate, withdraw or amend the Prepayment Offer independently of any termination, withdrawal or amendment of the Tender Offer and Consent Solicitation at any time from time to time.

The Tender Offer and Consent Solicitation and the Prepayment Offer relating to the Notes (together, the “Offers”) are made upon the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated October 15, 2007 (the “Offer to Purchase”), and the related Consent and Letter of Transmittal. The Tender Offer and Consent Solicitation are subject to the satisfaction or waiver of certain conditions, including (i) the receipt of consents sufficient to approve the proposed amendments and (ii) the satisfaction or waiver of all of the conditions to the Merger set forth in the Merger Agreement and the closing of the Merger having occurred or occurring substantially concurrent with the Tender Offer Expiration Date. The Prepayment Offer is subject to the satisfaction of certain conditions, including the satisfaction or waiver of all of the conditions to the Merger set forth in the Merger Agreement and the closing of the Merger having occurred or occurring substantially concurrent with the Prepayment Offer Expiration Date. Further details about the terms and conditions of the Offers and the Consent Solicitation, including certain general conditions applicable to each offer, are set forth in the Offer to Purchase.

The Offeror has retained Credit Suisse to act as the dealer manager for the Tender Offer and solicitation agent for the Consent Solicitation, and it can be contacted at (212) 325-4951 (collect) or (212) 325-5623 (collect). The Offer to Purchase and other documents relating to the Tender Offer and Consent Solicitation are expected to be distributed to holders of the Notes today. Requests for documentation may be directed to D.F. King & Co., Inc., the Information Agent, which can be contacted at (212) 269-5550 (for banks and brokers only) or (800) 769-7666 (for all others toll-free).

This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The Offers to buy the Notes are being made only pursuant to the offer and consent solicitation documents, including the Offer to Purchase being distributed to holders of Notes. The Offers and Consent Solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Offers and Consent Solicitation to be made by a licensed broker or dealer, the Offers and Consent Solicitation will be deemed to be made on behalf of the Offeror and the Company by the dealer manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies. Using transaction-rich data, Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs over 9,000 associates at more than 60 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services.

About Aladdin Merger Sub, Inc.

Aladdin Merger Sub, Inc. is a newly-formed Delaware corporation organized for the purposes of the acquisition by The Blackstone Group of Alliance Data pursuant to the Merger Agreement.

Forward-Looking Statements

This release may contain forward-looking statements. Such statements may use words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “predict”, “project” and similar expressions as they relate to the Offeror, Alliance Data or their management. When forward-looking statements are made, they are based on management’s beliefs and assumptions, using information currently available to them. Although management believes that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in the filings by Alliance Data with the Securities and Exchange Commission. Such risks include, without limitation, the ability of the parties to the Merger Agreement to satisfy the conditions to closing specified therein.

If one or more of these or other risks or uncertainties materialize, or if underlying assumptions prove to be incorrect, actual results may vary materially from what may have been projected. Any forward-looking statements contained in this news release reflect current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to Alliance Data’s operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to the Merger and the Offers. Alliance Data cannot provide any assurance that any of these transactions will be completed.

Neither the Offeror nor Alliance Data have any intention, and both disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Statements in this press release regarding Alliance Data’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Alliance Data’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of Alliance Data’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to its most recent Form 10-K.

Investors, Ed Heffernan, CFO, +1-972-348-5191, Ed.Heffernan@alliancedata.com, or Shelley Whiddon, Director, External Communications, +1-972-348-4310, Shelley.Whiddon@alliancedata.com, both of Alliance Data; or John Ford, Senior Vice President, Corporate Communications and Public Relations of The Blackstone Group, +1-212-583-5559, ford@blackstone.com

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